Exhibit 10.1

May 1, 2015

Mr. Said Ouissal

985 Paradise Way

Palo Alto, CA 94306

Dear Said:

Violin Memory, Inc., “the Company” is pleased to offer you a promotion to the role of; Senior Vice President, Worldwide Field Operations, of the Company on the terms described below in this Letter Agreement.

1.	Position. Your title will be Senior Vice President, Worldwide Field Operations, and you will report to the Company’s President and Chief Executive Officer. This is a full-time position beginning on May 4, 2015. This offer is contingent upon you confirming to the Company, evidenced by your signature on this letter, that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company, including any non-compete agreements other than those you would have entered into previously with Violin Memory, Inc. You also represent that your work for the Company will not require you to violate any agreement you may have to maintain the confidentiality of proprietary or trade secret information that may belong to another company. You agree to maintain the confidentiality of any such information, and you shall not divulge or make the Company aware of any such information in the course of your employment with Violin Memory, Inc.

2.	Outside Activities. While you render services to the Company, you agree that you will not engage in any employment, consulting or other business activity in the memory or storage technology industry without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

3.	Base Salary. The Company will pay you a base salary of $300,000.00 per annum which will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. You will also have the opportunity to earn an additional $300,000.00 in incentive compensation on an annualized basis based on meeting performance objectives which will be set by senior management within your first 60 days in the new position. You will receive regular salary payments according to the Company’s standard payroll practices.

4.	Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits offered to other full-time employees, and you will continue to be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5.	Stock Option Grants. You were granted an option to purchase 350,000 shares of the Company’s common stock on April 16, 2014, and an option to purchase an additional 350,000 shares of the Company’s common stock on March 9, 2015.

6.	Restricted Stock Units Awards. You were awarded restricted stock units for 100,000 shares of the Company’s common stock on April 16, 2014, and additional restricted stock units for an additional 150,000 shares of the Company’s common stock on March 9, 2015.

Said Ouissal May 2015

7.	Change of Control. Effective February 18, 2014, you and the Company entered into a Change of Control and Severance Agreement, as amended (the “Change of Control and Severance Agreement”).

8.	Proprietary Information and Inventions Agreement. Effective April 7, 2014, you and the Company entered into the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”).

9.	Employment Relationship. Your employment by the Company continues to be for no specific period of time. Your employment continues to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although Company policies may change from time to time, the “at-will” nature of your employment with the Company may only be changed in an express written agreement signed by you and the Company’s President and Chief Executive Officer.

10.	Withholding Taxes. All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

11.	Entire Agreement. This Letter Agreement supersedes and replaces the offer of employment letter agreement between you and the Company dated February 12, 2014. This Letter Agreement, the Change of Control and Severance Agreement, the PIIA and both the Stock Option and Restricted Stock Unit agreements constitute all of the agreements between you and the Company regarding the matters described in the agreements. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Letter Agreement by the other party shall be considered a waiver of any other condition or provision, or of the same condition or provision, at another time.

12.	Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the applicable state or national Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in Santa Clara County, California, or at your option in the county in which you primarily worked for the Company at the time when the dispute or claim first arose. You and the Company agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including, without limitation, motions to dismiss or strike, demurrers and motions for summary judgment.

The Company will pay all costs of the arbitration to the extent that such costs would not otherwise be incurred by you in a court proceeding. Both the Company and you will be responsible for your own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

This arbitration provision does not apply to workers’ compensation or unemployment insurance claims.

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

We hope that you will accept our offer of promotion as we are confident of the contributions you will make in this new role.

Said Ouissal May 2015

You may indicate your agreement with these terms and accept this offer by signing and dating this letter agreement and returning it to me either by email (PDF) or fax at (866) 862-6690. As required by law, your employment with the Company is contingent upon your continuous legal proof of your identity and authorization to work in the United States.

If you have any questions, please contact me.

Sincerely,

/s/ Kevin A. DeNuccio

Kevin A. DeNuccio
President and Chief Executive Officer
Violin Memory, Inc.

I have read this Letter Agreement and accept the offer of the position set forth above:

/s/ Said Ouissal
Signature: Said Ouissal
Date: May 11, 2015